                                                                     EXHIBIT 2.2


                             SHAREHOLDERS AGREEMENT

         SHAREHOLDERS AGREEMENT (this "Agreement") dated as of December 28, 1999, by and among National Nephrology Associates, Inc., a corporation organized under the laws of Delaware ("Parent"), RC Acquisition Corp., a Florida corporation and wholly-owned subsidiary of Parent (the "Merger Sub") and the Shareholders named on Exhibit A hereto (each a "Shareholder").

         WHEREAS, each Shareholder is, as of the date hereof, the record and beneficial owner of the number of shares of common stock, par value $0.001 per share ("Common Stock") of Renex Corp. (the "Company") set forth next to such Shareholder's name on Exhibit A hereto; and

         WHEREAS, Parent, Merger Sub and Renex Corp. (the "Company") concurrently herewith are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides, among other things, for the acquisition of the Company by Parent by means of a cash tender offer (the "Offer") by Merger Sub for any and all of the outstanding shares of Common Stock and for the subsequent merger (the "Merger") of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in the Merger Agreement; and

         WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement, and in order to induce Parent and Merger Sub to enter into the Merger Agreement, each Shareholder has agreed to enter into this Agreement.

         NOW, THEREFORE, in consideration of the execution and delivery by Parent and the Merger Sub of the Merger Agreement and the foregoing and the mutual representations, warranties, covenants and agreements set forth herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         SECTION 1. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS. Each Shareholder hereby severally represents and warrants to Parent and Merger Sub as follows as to such Shareholder:

         a. Such Shareholder is the record and beneficial owner of the shares of Common Stock ("Shares") set forth next to such Shareholder's name on Exhibit A hereto. Such Shareholder is the record and beneficial owner of the options and/or warrants to purchase Common Stock set forth next to such Shareholder's name on Exhibit B hereto ("Options and Warrants"). Such Shares and Options and Warrants constitute all of the shares of Common Stock and other securities convertible into or exercisable or exchangeable for shares of Common Stock owned of record or beneficially by such Shareholder. The Shares and the shares of Common Stock issuable upon exercise of the Options and Warrants are collectively referred to herein as such Shareholder's "Subject Shares".

         b. Such Shareholder, if a corporation or other entity, is duly organized, validly existing and in good standing under the laws of its respective jurisdiction, has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate, partnership or other action to authorize the execution, delivery and performance of this Agreement.

         c. This Agreement has been duly authorized, executed and delivered by such Shareholder and constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms.

         d. Neither the execution and delivery of this Agreement nor the consummation by such Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding or arrangement of any kind to which the Shareholder is a party or bound or to which such Shareholder's Subject Shares are subject. Neither the execution and delivery of this Agreement nor the consummation by such Shareholder of the transactions contemplated hereby will violate, or require any consent, approval, or notice under any provision of any judgment, order, decree, statute, law, rule or regulation applicable to such Shareholder or such Shareholder's Subject Shares, except for any necessary filing under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") or state takeover laws.

         e. Such Shareholder has (or, with respect to Option and Warrants, upon exercise will have) sole voting power, sole power of disposition and all other shareholder rights with respect to all of such Shareholder's Subject Shares, with no restrictions, other than pursuant to applicable securities laws, on the Shareholder's rights of disposition pertaining thereto. Such Shareholder's Subject Shares and the certificates or agreements representing such Shareholder's Subject Shares are now and at all times during the term hereof will be held by such Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder or otherwise disclosed in writing to the Parent.

         f. There is no suit, action, investigation or proceeding pending or, to the knowledge of such Shareholder, threatened against such Shareholder at law or in equity before or by any Governmental Authority that could reasonably be expected to materially impair the ability of such Shareholder to perform such Shareholder's obligations hereunder or to consummate the transactions contemplated hereby, and there is no judgment, decree, injunction, rule, order or writ of any Governmental Authority to which such Shareholder or such Shareholder's assets are subject that could reasonably be expected to materially impair the ability of such Shareholder to perform such Shareholder's obligations hereunder or to consummate the transactions contemplated hereby.

         SECTION 2. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB. Each of Parent and Merger Sub hereby represents and warrants to each Shareholder as follows:

         a. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

         b. This Agreement has been duly authorized, executed and delivered by each of Parent and Merger Sub and constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms.

         c. Neither the execution and delivery of this Agreement nor the consummation by each of Parent and Merger Sub of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding or arrangement of any kind to which each of Parent and Merger Sub is a party or bound. Neither the execution and delivery of this Agreement nor the consummation by each of Parent and Merger Sub of the transactions contemplated hereby will violate, or require any consent, approval, or notice under any provision of any judgment, order, decree, statute, law, rule or regulation applicable to either Parent or Merger Sub, except for any necessary filing under the HSR Act, the Exchange Act or state takeover laws.

         SECTION 3. PURCHASE AND SALE OF THE SHARES; OPTION.

         a. Merger Sub hereby agrees to make the Offer. Each Shareholder hereby severally agrees that it shall tender its Subject Shares into the Offer in accordance with the terms and conditions of the Offer and that it shall not withdraw any Subject Shares so tendered unless the Merger Agreement is terminated in accordance with its terms. In addition, each Shareholder hereby severally agrees to sell to Merger Sub, and Merger Sub hereby agrees to purchase, all such Shareholder's Subject Shares at the price set forth in the Offer or such higher price per Subject Share as may be offered by Merger Sub in the Offer (the "Purchase Price"), provided that such obligation to purchase is subject to Merger Sub having accepted Shares for payment under the Offer and the Minimum Condition and other conditions set forth in Annex I of the Merger Agreement having been satisfied, which conditions may be waived by Merger Sub in its sole discretion.

         b. Each Shareholder hereby grants to Merger Sub (or its designee) an irrevocable option (collectively, the "Option") to purchase such Shareholder's Subject Shares at a price per Share equal to the Purchase Price. The Option may be exercised in whole but not in part at any time on or prior to the thirtieth (30th) day after termination of the Merger Agreement; provided, that, in the event that the Merger Agreement is terminated by Parent or the Company pursuant to Section 10.01(b), 10.01(c) or 10.01(d), as the case may be, at any time after the Company has received an Acquisition Proposal from a Third Party (a "Competing Proposal"), the Option shall remain exercisable until such Competing Proposal shall have been withdrawn or any agreement with such Third Party with respect to such Competing Proposal shall have been terminated.

         c. If Merger Sub wishes to exercise the Option, Merger Sub shall send a written notice to the Shareholder of its intention to exercise the Option, specifying the place, and, if then known, the time and the date (the "Closing Date") of the closing (the "Closing") of the purchase. The Closing Date shall occur on the fifth business day (or such longer period as may be required by applicable law or regulation) after the later of (i) the date on which such notice is delivered and (ii) the satisfaction of the conditions set forth in
Section 3(f).

         d. At the Closing, the Shareholder shall deliver to Merger Sub (or its designee) all of such Shareholder's Subject Shares by delivery of a certificate or certificates evidencing such Subject Shares in the denominations designated by Merger Sub in its exercise notice delivered pursuant to Section 3(c), duly endorsed to Parent (or its designee) or accompanied by stock powers duly executed in favor of Parent (or its designee), with evidence of payment of all necessary stock transfer taxes, if any.

         e. At the Closing, Merger Sub (or its designee) shall pay to each Shareholder, by wire transfer in immediately available funds to the account of such Shareholder specified in writing no more than two days prior to the Closing, an amount equal to the product of the Purchase Price and the number of Subject Shares purchased pursuant to the exercise of the Option.

         f. The Closing shall be subject to the satisfaction of each of the following conditions:

                  i. no court, arbitrator or governmental body, agency or official shall have issued any order, decree or ruling that is in effect, and there shall not be any statute, rule or regulation, which in either case restrains, enjoins or prohibits the consummation of the purchase and sale of the Subject Shares pursuant to the exercise of the Option;

                  ii. any waiting period applicable to the consummation of the purchase and sale of the Subject Shares pursuant to the exercise of the Option under the HSR Act shall have expired or been terminated; and

                  iii. all actions by or in respect of, and any filing with, any governmental body, agency, official, or authority required to permit the consummation of the purchase and sale of the Subject Shares pursuant to the exercise of the Option shall have been obtained or made and shall be in full force and effect.

         g. If, after purchasing the Subject Shares pursuant to the Option, Merger Sub or any of its affiliates has not acquired the remaining outstanding shares of Common Stock, Merger Sub or any of its affiliates receives any cash or noncash consideration in respect of the Subject Shares in connection with a Third Party Business Combination (as defined below) during the period commencing on the date of the Closing and ending on the first (1st) anniversary thereof, Merger Sub shall promptly pay over to the Shareholders (pro rata, based on their holdings of Shares), as an addition to the Purchase Price, one-half of the excess, if any, of (i) such consideration over (ii) the aggregate Purchase Price paid for the Subject Shares which are sold by Merger Sub hereunder. If the consideration received by Merger Sub or such affiliates shall be (i) securities listed on a national securities exchange or traded on the Nasdaq National Market, the per share value of such consideration shall be equal to the closing price per share of such securities listed on such national securities exchange or the Nasdaq National Market on the date such transaction is consummated and
(ii) in a form other than cash or securities, the per share value shall be determined in good faith as of the date such transaction is consummated by Merger Sub and the Shareholders, or, if Merger Sub and the Shareholders cannot reach agreement, by a nationally recognized investment banking firm reasonably acceptable to the parties. The term "THIRD PARTY BUSINESS COMBINATION" means the occurrence of any of the following events: (A) the Company, or more than 50% of the outstanding shares of the Company's capital stock, is acquired by merger or otherwise by any Third Party; or (B) a Third Party acquires all or substantially all of the total assets of the Company and its subsidiaries, taken as a whole; PROVIDED, HOWEVER, that in no event will any transaction in which shares of the Company's capital stock or any of its assets are sold or transferred directly or indirectly in connection with or as a part of a sale or other transaction involving sale, merger or other similar transaction of Parent or any of its material assets or business constitute a Third Party Business Combination, and in no event will a sale of any division, line of business or similar unit of the Company and its subsidiaries constitute a Third Party Business Combination.

         h. Notwithstanding the other provisions of this Section 3, in the event that the Company enters into a definitive agreement with a third party (and makes a public announcement thereof) with respect to a Third Party Business Combination (i) intended to qualify as a "pooling of interests" for accounting purposes and (ii) pursuant to which holders of Common Stock would be entitled to receive at least $13.00 per share of Common Stock (a "Qualifying Third Party Business Combination"), THEN, Merger Sub agrees that, prior to termination of the definitive agreement with respect to such Qualifying Third Party Business Combination, it shall not exercise the Option to the extent that the exercise of the Option by Merger Sub would prevent such Qualifying Third Party Business Combination from qualifying as a "pooling of interests" for accounting purposes (or take any other action the sole purpose of which is to prevent consummation of such a "pooling of interests" transaction); PROVIDED, HOWEVER, that each Shareholder (and each of such Shareholder's affiliates) that receives any cash or noncash consideration in respect of such Shareholder's Subject Shares in connection with a Qualifying Third Party Business Combination shall promptly pay over to Merger Sub one-half of the excess of such consideration over the Purchase Price (such excess to be calculated in the same manner as provided in paragraph (g) above).

         SECTION 4. TRANSFER OF THE SHARES; OPTION EXERCISES. Except as otherwise provided in Section 4(b), prior to the termination of this Agreement, no Shareholder shall: (i) transfer (which term shall include without limitation, for the purposes of this Agreement, any sale, gift, pledge or other disposition) or consent to any transfer of any or all of such Shareholder's Subject Shares;
(ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Shareholder's Subject Shares or any interest therein; (iii) except as provided in Section 5(b) hereto, grant any proxy, power-of-attorney or other authorization or consent or with respect to such Shareholder's Subject Shares; or (iv) deposit such Shareholder's Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shareholder's Subject Shares.

         a. Each Shareholder shall be permitted to transfer such Shareholder's Subject Shares in an Exempt Transaction; provided that the transferee shall agree in writing, in form and substance reasonably acceptable to the Parent, to be bound by the terms and conditions of this Agreement to the same extent as the Shareholder from whom such transfer is made. The term "Exempt Transaction" means
(i) any transfer by a Shareholder to a spouse or child (or to a trust for the benefit of a spouse or child) or to the Shareholder's estate and beneficiary thereof upon the Shareholder's death, and (ii) any transfer by a Shareholder to another Shareholder party to this Agreement.

         SECTION 5. VOTING OF SHARES; GRANT OF IRREVOCABLE PROXY; APPOINTMENT OF PROXY.

         a. Each Shareholder hereby agrees that at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Common Stock, however called, or in connection with any written consent of the holders of Common Stock solicited by the Board of Directors, such Shareholder will appear at the meeting or otherwise cause the Subject Shares to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) such Shareholder's Subject Shares
(i) in favor of the Merger during the term of the Merger Agreement and (ii) against any Acquisition Proposal during the term of this Agreement.

         b. Each Shareholder hereby irrevocably grants to, and appoints Parent and any nominee thereof, its proxy and attorney-in-fact (with full power of substitution) during the term of this Agreement, for and in the name, place and stead of such Shareholder, to vote such Shareholder's Subject Shares, or grant a consent or approval in respect of such Shareholder's Subject Shares, in connection with any meeting of the shareholders of the Company (i) in favor of the Merger during the term of the Merger Agreement, and (ii) against any Acquisition Proposal during the term of this Agreement.

         c. Except as otherwise disclosed to Parent, each Shareholder represents that any proxies heretofore given in respect of such Shareholder's Subject Shares, if any, are not irrevocable, and that such proxies are hereby revoked.

         d. Each Shareholder hereby affirms that the irrevocable proxy set forth in this Section 5 is given in connection with the execution of the Merger Agreement and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Each Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in Section 5 hereof, is intended to be irrevocable in accordance with the provisions of Section 607.0722 of the Florida Business Corporation Act.

         SECTION 6. ACQUISITION PROPOSALS. Each Shareholder shall immediately cease and cause to be terminated all existing discussions or negotiations relating to an Acquisition Proposal, other than with respect to the transactions contemplated hereby and by the Merger Agreement, with any parties conducted heretofore. Each Shareholder will not, directly or indirectly, and will instruct his or her Representatives not to, directly or indirectly, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, or enter into or maintain discussions or negotiate with any person in furtherance of or relating to such inquiries or to obtain an Acquisition Proposal, or agree to or endorse any Acquisition Proposal, or authorize or permit any of such Shareholder's Representatives to take any such action, and the Shareholder shall use such Shareholder's best efforts to cause his or her Representatives not to take any such action, and the Shareholder shall promptly notify Parent if any such inquiries or proposals are made regarding an Acquisition Proposal, and the Shareholder shall promptly inform Parent as to the material details of any such inquiry or proposal and, if in writing, promptly deliver or cause to be delivered to Parent a copy of such inquiry or proposal and, the Shareholder shall keep Parent informed, on a current basis, of the details of any such inquiries and the status and terms of any such proposals.

         SECTION 7. FURTHER ASSURANCES; SHAREHOLDER CAPACITY.

         a. Each Shareholder shall, upon request of Parent or Merger Sub, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Parent or Merger Sub to be necessary or desirable to carry out the provisions hereof and to vest the power to vote the Subject Shares as contemplated by Section 5 hereof in Parent. Each Shareholder agrees that, to the extent requested by Parent or Merger Sub, immediately prior to the purchase of Subject Shares hereunder, such Shareholder shall exercise, exchange or convert, as the case may be, any options, warrants or other securities exercisable or exchangeable for or convertible into Subject Shares, in order to permit Parent and Buyer acquire and exercise control over such Subject Shares; provided, however, that Parent shall advance to each such Shareholder the exercise price of such options and warrants, and such advances shall be deducted from the Purchase Price.

         b. Nothing in this Agreement shall be construed to prohibit any Shareholder or any affiliate of any Shareholder who is or has designated a member of the Board of Directors of the Company from taking any action solely in his or her capacity as a member of the Board of Directors of the Company or from exercising his, her or its fiduciary duties as a member of such Board of Directors.

         SECTION 8. TERMINATION. This Agreement and all rights and obligations of the parties hereunder shall terminate immediately upon the earlier of (i) the date on which the Option is no longer exercisable in accordance with Section 3(b) or (ii) the Effective Time. The provisions set forth in Sections 3(h) and 9 shall survive any termination of this Agreement.

         SECTION 9. EXPENSES. All fees and expenses incurred by any party hereto shall be borne by the party incurring such fees and expenses; provided, however, in connection with any controversy or dispute arising out of this Agreement or the transactions contemplated hereby, the prevailing party shall be entitled to reasonable attorneys' fees and costs incurred in connection with such controversy or dispute from the non-prevailing party.

         SECTION 10. PUBLIC ANNOUNCEMENTS. Each of Parent, Merger Sub and each Shareholder agrees that it will not issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that such disclosure can be made without obtaining such prior consent if (i) the disclosure is required by law or regulation or by obligations imposed pursuant to any listing agreement with the Nasdaq National Market and (ii) the party making such disclosure has first used its reasonable best efforts to consult with the other party about the form and substance of such disclosure.

         SECTION 11. MISCELLANEOUS.

         a. Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to such terms in the Merger Agreement.

         b. All notices and other communications hereunder shall be in writing and shall be deemed given upon (i) transmitter's confirmation of a receipt of a facsimile transmission, (ii) confirmed delivery by a standard overnight carrier or when delivered by hand or (iii) the expiration of five business days after the day when mailed in the United States by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

          i.    If to the Parent or Merger Sub, to the address set forth below:

                National Nephrology Associates, Inc.
                511 Union Street, Suite 1800
                Nashville, TN 37219
                Attention: Dr. Jerome S. Tannenbaum,
                           Chairman and Chief Executive Officer
                Telecopy: (615) 259-0693
                           with a copy to:

                           Kaye, Scholer, Fierman, Hays & Handler, LLP
                           425 Park Avenue
                           New York, New York  10022
                           Attention:   Stephen C. Koval, Esq.
                           Telecopy:    (212) 836-8689

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto.

                  ii. If to any Shareholder, to the address set forth for such Shareholder on Exhibit C hereto.

         c. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         d. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.

         e. This Agreement (including the Merger Agreement and any other documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, whether written or oral, among the parties hereto with respect to the subject matter hereof.

         f. This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of laws thereof. Each party hereto hereby (a) irrevocably and unconditionally submits in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the general jurisdiction of the state and federal courts in the State of New York or Florida, and appellate courts thereof, and (b) consents that any action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same.

         g. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns, and the provisions of this Agreement are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         h. If any term, provision, covenant or restriction herein is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         i. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (i) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (ii) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement.

         j. No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

         k. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING IN RELATION TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

         IN WITNESS WHEREOF, Parent, Merger Sub and each Shareholder has executed and delivered or caused this Agreement to be duly executed and delivered as of the date first written above.



NATIONAL NEPHROLOGY
ASSOCIATES, INC.


By: /s/ JEROME S. TANNENBAUM
   -----------------------------------------
     Name:  Jerome S. Tannenbaum
     Title:   Chairman and Chief Executive
              Officer


RC ACQUISITION CORP.


By: /s/ JEROME S. TANNENBAUM
   -----------------------------------------
     Name:  Jerome S. Tannenbaum
     Title:   Chairman and Chief Executive
              Officer

SHAREHOLDER


------------------------------
Name:

                                    EXHIBIT A


                                                            SHARES OF
SHAREHOLDER                                               COMMON STOCK
--------------------------------------------------    ---------------------
Milton J. Wallace and Patricia Wallace                        603,600
Arthur G. Shapiro, M.D. and Rivka Shapiro                     617,920
James P. Shea and Julie Shea                                  136,266
Orestes L. Lugo                                                40,567
Patsy L. Anders                                                13,817
Mignon B. Early                                                 1,200
Jeffery C. Finch                                               95,214
Eugene P. Conese, Sr.                                          20,000
C. David Finch, M.D.                                          192,197
John E. Hunt, Sr.                                              72,134
Charles J. Simons                                              40,036
Mark D. Wallace                                                12,000
Jeffrey H. Watson                                               3,000

                                    EXHIBIT B

SHAREHOLDER                                                                     OPTIONS                WARRANTS
--------------------------------------------------------------------       -----------------       -----------------
Milton J. Wallace and Patricia Wallace                                                88,091                  15,000
Arthur G. Shapiro, M.D. and Rivka Shapiro                                             40,233                   7,500
James P. Shea and Julie Shea                                                         225,513                  48,334
Orestes L. Lugo                                                                      116,904                   7,084
Patsy L. Anders                                                                       68,000                      --
Mignon B. Early                                                                       50,501                      --
Jeffery C. Finch                                                                      18,000                      --
Eugene P. Conese, Sr.                                                                  8,342                   5,000
C. David Finch, M.D.                                                                  26,500                      --
John E. Hunt, Sr.                                                                      8,341                  12,084
Charles J. Simons                                                                     12,346                   9,167
Mark D. Wallace                                                                        7,674                      --
Jeffrey H. Watson                                                                      8,674                      --

                                    EXHIBIT C
                              ADDRESSES FOR NOTICES

SHAREHOLDER
--------------------------------------------------------------------
MILTON J. WALLACE AND PATRICIA WALLACE
1200 Brickell Avenue, suite 1720
Miami, Florida 33131

ARTHUR G. SHAPIRO, M.D. AND RIVKA SHAPIRO
3141 Royal Palm Avenue
Miami Beach, Florida 33140

JAMES P. SHEA AND JULIE SHEA
10295 Collins Avenue, # 1420
Bal Harbour, Florida 33139

ORESTES L. LUGO
2127 Brickell Avenue, Apt. 2904
Miami, Florida 33129

PATSY L. ANDERS
2965 W. Trade Avenue
Coconut Grove, Florida 33133

MIGNON B. EARLY
109 Bennington Way
Greer, S. C.  29650

JEFFERY C. FINCH
156 Elms Court Circle
Jackson, Mississippi 39204

EUGENE P. CONESE, SR.
650 Casuarina Concourse
Coral Gables, Florida 33143

C. DAVID FINCH, M.D.
112 Water Oaks Drive
Clinton, Mississippi 39056

JOHN E. HUNT, SR.
P. O. Box 14015
Tallahassee, Florida 33155

CHARLES J. SIMONS
3646 S. W. 57th Avenue
Miami, Florida 33155

MARK D. WALLACE
1200 Brickell Avenue, Suite 900
Miami, Florida 33131

JEFFREY H. WATSON
1817 13th Street, N. W.
Washington, D. C. 20009


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